--------------------------------------------------------------------------------

                                 SCHEDULE 14A

                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               AptarGroup, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

AptarGroup, Inc.

475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois 60014
(815) 477-0424

---------------------------

DEAR STOCKHOLDER:

   It is my pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of AptarGroup, Inc. to be held at 9:00 a.m., local time, on Tuesday, May 11, 1999. At the meeting, management of the Company will report on the Company's 1998 performance and the plans of the Company. The meeting will be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603.

   Included with this letter are the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides additional information concerning the Company which may be of interest to you when voting your shares.

   The vote of each stockholder is important to us. Whether or not you expect to attend the Annual Meeting, I urge you to complete, sign, date and return the accompanying proxy card as soon as possible in the accompanying envelope. This will ensure that your shares will be represented at the Annual Meeting.

Sincerely,


Carl A. Siebel
President and Chief Executive Officer

April 7, 1999

AptarGroup, Inc.

475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois 60014
-----------------------------------

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS
                                                      [APTAR LOGO APPEARS HERE]

TO BE HELD ON MAY 11, 1999

-----------------------------------

TO THE STOCKHOLDERS:

   The Annual Meeting of Stockholders of AptarGroup, Inc. will be held on Tuesday, May 11, 1999 at 9:00 a.m., local time, at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603 for the following purposes:

1. To elect three directors to serve until the 2002 annual meeting of stockholders and the election and qualification of their successors.

2. To vote on a proposal to increase the number of shares of Common Stock authorized for issuance by the Company.

3. To transact such other business as may properly be brought before the meeting.

   The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

   The Board of Directors has fixed the close of business on March 18, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

   A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purposes germane to the meeting, during ordinary business hours at Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603, during the ten days preceding the meeting.

   Stockholders are requested to complete, sign and date the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not you plan to attend the meeting in person. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

/s/  STEPHEN J. HAGGE

STEPHEN J. HAGGE
Secretary
Crystal Lake, Illinois
April 7, 1999

                               [APTARGROUP LOGO]

---------------------------

PROXY STATEMENT

---------------------------

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of AptarGroup, Inc. ("AptarGroup" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 1999 at 9:00 a.m., local time, at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, 60603, and at any postponement or adjournment thereof.

   All shares of the Company's Common Stock entitled to vote at the annual meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. A stockholder may (i) vote for the election of the three nominees named below to serve until the 2002 annual meeting of stockholders,
(ii) withhold authority to vote for all such nominees or (iii) vote for the election of all such nominees, but withhold authority to vote for an individual nominee by writing such individual nominee's name in the space provided on the proxy. With respect to the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company, a stockholder may (i) vote for the proposal, (ii) vote against the proposal or (iii) abstain from voting on the proposal.

   Proxies in the accompanying form, properly executed and received by the Company prior to the annual meeting and not revoked, will be voted as directed therein. In the absence of a specific direction from a stockholder, the stockholder's proxy will be voted "FOR" the election of the three director nominees named below and "FOR" the proposal to increase the number of shares of Common Stock authorized for issuance by the Company. If a proxy is marked to indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter, such non-voted shares will not be considered present and entitled to vote on such matter, although such shares may count for purposes of determining the presence of a quorum.

   The three persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Certificate of Incorporation. Accordingly, abstentions and non-voted shares with respect to this proposal will have the effect of a vote against this proposal.

   The Board of Directors knows of no other business which will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote them in accordance with their best judgment. Any stockholder who has given a proxy may revoke it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date which is voted at the annual meeting or by attending the annual meeting and voting in person.

   Proxy statements and proxies are being mailed to stockholders on or about April 7, 1999. The mailing address of the principal executive offices of the Company is 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

   The Company had outstanding 36,087,380 shares of Common Stock on March 18, 1999, the record date for the annual meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. The Common Stock is traded on the New York Stock Exchange.

   The Board of Directors recommends a vote FOR all Director nominees and FOR the proposal to increase the number of authorized shares of Common Stock.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Board of Directors (the "Board") consists of nine members. The Certificate of Incorporation of the Company divides the Board into three classes, with one class of directors elected each year for a three-year term. The terms of King Harris, Ervin J. LeCoque and Peter Pfeiffer expire at the 1999 annual meeting. In order to devote more time to personal interests, Mr. LeCoque is not standing for re-election. Mr. LeCoque, who retired as Chairman of the Board and Chief Executive Officer of AptarGroup on December 31, 1995, has over 30 years experience with AptarGroup and its predecessor company. His knowledge, guidance and counsel have been highly valued and will be greatly missed.

   If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Nominating Committee of the Board.

   The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

   Nominees for election at this meeting to terms expiring in 2002:

                           Director
       Name                 Since   Age  Principal Occupation and Directorships
       ----                -------- --- ---------------------------------------
King Harris...............   1993   55  Mr. Harris is Chairman of the Board.
                                         Mr. Harris has been President and
                                         Chief Executive Officer of Pittway
                                         Corporation (a manufacturer and
                                         distributor of alarm systems)
                                         ("Pittway") since 1989. Mr. Harris is
                                         a director of Pittway and Penton
                                         Media, Inc. (a business-to-business
                                         publisher and show and conference
                                         operator).
Peter Pfeiffer............   1993   50  Mr. Pfeiffer is Vice Chairman of the
                                         Board since 1993. Since 1978 he has
                                         served as President of several
                                         companies which became subsidiaries of
                                         the Company as part of the acquisition
                                         in 1993 of Erich Pfeiffer GmbH, a
                                         holding company which owned, subject
                                         to the existing minority interests of
                                         the Company, a group of German based
                                         companies.
Dr. Joanne C. Smith.......    --    38  Dr. Smith has served as Senior Vice
                                         President and Chief Operating Officer
                                         of the Partnership Division of the
                                         Rehabilitation Institute of Chicago
                                         since 1997. She has been a physician
                                         at the Rehabilitation Institute since
                                         1992 and served as its Director of
                                         Business Development from 1994 to
                                         1997.

   The Board recommends a vote FOR each of the nominees for Director.

   Directors whose present terms continue until 2000:

                           Director
      Name                  Since   Age  Principal Occupation and Directorships
      ----                 -------- --- ---------------------------------------
Eugene L. Barnett.........   1993   71  Mr. Eugene Barnett is an independent
                                         consultant. From 1976 to 1991, Mr.
                                         Barnett was Chairman and Chief
                                         Executive Officer of The Brand
                                         Companies, Inc. (a specialty
                                         contractor) and from 1979 to 1992,
                                         served as a Vice President of Pittway.
                                         Mr. Barnett is a director of Pittway
                                         and National Service Cleaning Corp. (a
                                         specialty contractor).
Ralph Gruska..............   1993   67  Mr. Gruska is retired. From 1989 to
                                         1991, Mr. Gruska served as Chairman
                                         and Chief Executive Officer of the
                                         Cosmetics Packaging and Dispensers
                                         Division of Cope Allman Packaging plc
                                         (a United Kingdom packaging company).
Leo A. Guthart............   1993   61  Mr. Guthart is Chairman and Chief
                                         Executive Officer of the Ademco
                                         Security Group, a division of Pittway.
                                         Mr. Guthart has served as Vice
                                         Chairman of the Board of Pittway since
                                         1984. Mr. Guthart is a director of
                                         Pittway and the Acorn Investment Trust
                                         (an investment trustee) and Chairman
                                         of the Board and a director of Cylink
                                         Corporation (a data encryption,
                                         wireless product manufacturer).

   Directors whose present terms continue until 2001:

                           Director
     Name                   Since   Age  Principal Occupation and Directorships
     ----                  -------- --- ---------------------------------------
Robert Barrows............   1998   50  For more than the past five years, Mr.
                                         Barrows has been a partner in the law
                                         firm of Leonard, Street and Deinard,
                                         P.A., Minneapolis.
Alfred Pilz...............   1993   68  Mr. Pilz is retired. For more than five
                                         years prior to his retirement, Mr.
                                         Pilz was the Chief Executive Officer
                                         of Pilz Opto Electronic GmbH (a
                                         privately held German electronics
                                         parts company).
Carl A. Siebel............   1993   64  Mr. Siebel is President and Chief
                                         Executive Officer of AptarGroup. From
                                         1993 through 1995, he was President
                                         and Chief Operating Officer of
                                         AptarGroup. He served as Director of
                                         Pittway's European operations of the
                                         Seaquist Group (now a part of
                                         AptarGroup) from 1975 until 1993 and
                                         was a Vice President of Pittway from
                                         1984 until 1993.

   Robert Barrows and King Harris are cousins, and Alfred Pilz and Peter Pfeiffer are brothers-in-law.

Meetings and Committees of the Board
   The Board met seven times in 1998. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he served. The Board has an Executive Committee, Audit Committee, Compensation Committee, Investment Committee, and Nominating Committee.

   The Executive Committee consists of Mr. LeCoque as Chairman, Mr. Harris, Mr. Pfeiffer, and Mr. Siebel. When the Board is not in session, the Executive Committee may exercise certain of the powers of the Board in the management of the business and affairs of the Company. An affirmative vote of directors constituting at least 70% of the whole Board of Directors is required to change the size, membership or powers of the Executive Committee, to fill vacancies in it, or to dissolve it. The Executive Committee met four times in 1998. Upon Mr. LeCoque's retirement from the Board, he will also cease to serve on the Executive Committee.

   The Audit Committee consists of Mr. Barnett as Chairman and Mr. Gruska. The Audit Committee reviews and approves internal accounting and financial controls and practices to be used in the preparation of the Company's financial statements. The Audit Committee recommends the selection of the Company's independent accountants. The Audit Committee met two times in 1998.

   The Compensation Committee consists of Mr. Guthart as Chairman, Mr. Gruska, and Mr. Barrows. The Compensation Committee administers certain compensation plans and in this capacity makes or recommends all grants or awards under such plans. In addition, the Compensation Committee makes recommendations to the Board with respect to the compensation of officers of AptarGroup. An affirmative vote of directors constituting at least 70% of the whole Board is required to change the size, membership or powers of the Compensation Committee, to fill vacancies in it, or to dissolve it. The Compensation Committee met three times in 1998.

   The Investment Committee consists of Mr. Guthart as Chairman, Mr. Barnett and Mr. Pfeiffer. The Investment Committee provides objectives and guidelines for investment of funds held in trust under the various pension plans of AptarGroup and its subsidiaries and reviews the performance of the investment managers charged with investing such funds. The Investment Committee met one time in 1998.

   The Nominating Committee consists of Mr. Harris and Mr. Pfeiffer. The Nominating Committee nominates individuals for election or re-election to the Board at annual meetings of the stockholders, and may suggest to the Board individuals to fill newly created directorships or vacancies. The Nominating Committee may consider nominations suggested by stockholders. An affirmative vote of directors constituting at least 70% of the whole Board is required to change the size, membership or powers of the Nominating Committee, to fill vacancies in it, or to dissolve it. The Nominating Committee met three times in 1998.

Board Compensation
   Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of an annual retainer of $10,000 payable $2,500 per quarter, plus a fee of $5,000 for each Board meeting attended in person and $1,000 for any teleconference Board meeting. Non-employee directors who are members of any of the five committees of the Board receive $1,000 for each committee meeting attended in person (other than a committee meeting held on the same day as a Board meeting) and $250 for each phone meeting of a committee. The Chairman of the Audit Committee is paid an annual retainer of $2,000. Each director of the Company is reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings. The non-executive Chairman of the Board receives an annual fee of $100,000 in lieu of the annual retainer and any meeting fees.

   Pursuant to an employment agreement executed while Mr. LeCoque was an employee of the Company, Mr. LeCoque is a consultant to AptarGroup until December 31, 2015 in return for monthly payments of $12,500 through December 31, 2005 and $8,333 from January 1, 2006 through December 31, 2015. The agreement provides for payment to Mr. LeCoque's estate in lieu of any further payments he would have received in the event of his death while acting as a consultant (monthly installments over the remainder of the consulting period at half the rate then being paid to him) or a present value equivalent thereof at the time of death. In addition, while Mr. LeCoque serves on the Board, he is entitled to receive an annual office allowance of $15,000 per year. Mr. LeCoque was paid a total of $165,000 in 1998 under this agreement.

   Pursuant to the 1996 Director Stock Option Plan, on May 19, 1997 each non-employee director (seven persons) was granted a nonqualified option to purchase 8,000 shares of Common Stock at a purchase price of $20.875 per share, as adjusted to reflect the two-for-one stock distribution paid on August 25, 1998. These options became exercisable as to 2,000 shares on November 19, 1997 and an additional 2,000 shares became or will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders so long as the option holder is a non-employee director on such date. On May 18, 1998, Mr. Barrows was granted a nonqualified option to purchase 6,000 shares of Common Stock at a purchase price of $32.375 as adjusted for the stock distribution. This option became exercisable as to 1,500 shares on November 18, 1998 and an additional 1,500 shares will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders so long as he is a non-employee director on such date. A non-employee director is only eligible for one grant under this Plan.

                                  PROPOSAL 2

 PROPOSAL TO AMEND ARTICLE FOUR OF THE COMPANY'S CERTIFICATE OF INCORPORATION
   TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

   The Board has unanimously approved and recommended to the stockholders an amendment (the "Proposed Amendment") to the Company's Certificate of Incorporation ("Certificate") which would amend the first sentence of Section
4.1 of Article FOUR to read as follows:

     "4.1 Capital Stock. The total number of shares of stock which the Corporation has authority to issue is 100,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $.01 per share, and 99,000,000 shares of Common Stock, par value $.01 per share."

Description
   The Certificate currently authorizes the issuance of 45,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. On July 23, 1998, the Board announced a two-for-one stock split in the form of a stock dividend on the issued and outstanding shares of Common Stock, which was paid on August 25, 1998 to stockholders of record at the close of business on August 4, 1998. As of March 18, 1999, 36,087,380 shares of Common Stock were outstanding and only 8,912,620 shares were available for issuance. The Proposed Amendment would increase the number of authorized shares of Common Stock to 99,000,000. It would not change the number of authorized shares of Preferred Stock or have any effect on the rights attaching to Common Stock.

   Although there are no current plans to issue additional shares of Common Stock, the Board believes the proposal to increase the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. If the stockholders adopt the Proposed Amendment, the Board will have the flexibility to act in a timely manner to take advantage of favorable market conditions, and additional shares will be available for other opportunities, such as stock splits, stock dividends, financings, acquisitions, stock options or other appropriate corporate actions. The availability of these additional shares would eliminate the delay and expense involved with conducting a special meeting of stockholders in order to issue additional shares when needed.

   If the Proposed Amendment is approved, the Board would have the authority to issue Common Stock as it deems appropriate, without stockholder approval, except as provided for by governing law or the rules of the New York Stock Exchange. This could result in dilution of each stockholder's percentage of stock ownership and voting power, as well as book value per share. Additionally, the Board could use the authorized but unissued shares of Common Stock to discourage a change in control of the Company, merger or takeover attempt. The Proposed Amendment is not being made in response to a takeover threat or as part of a plan by management to adopt a series of amendments to the Certificate having an antitakeover effect.

Required Vote
   The approval of the Proposed Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock.

   The Board recommends votes FOR the Proposed Amendment.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of Common Stock, as of March 18, 1999, by (a) the persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (b) each director or director nominee of the Company,
(c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of the Company as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

                      Name                     Number of Shares(1) Percentage(2)
                      ----                     ------------------- -------------
   Neuberger & Berman LLC(3).................       2,785,200           7.7
   605 Third Ave. New York, NY 10158

   State Farm Mutual Automobile Insurance           1,994,540           5.5
   Co., et al.(4)............................
   One State Farm Plaza Bloomington, Illinois
   61710

   Eugene L. Barnett(5)(6)...................          16,104            *

   Robert Barrows (7)........................          79,622            *

   Pierre Cheru (8)..........................          79,166            *

   Ralph Gruska(9)...........................           8,000            *

   Leo A. Guthart(10)........................          90,074            *

   Stephen J. Hagge(11)......................          93,039            *

   King Harris(6)(12)........................         806,020           2.2

   Ervin J. LeCoque(13)......................         249,860            *

   Peter Pfeiffer(14)........................         847,939           2.3

   Alfred Pilz(15)...........................         474,000           1.3

   Eric S. Ruskoski(16)......................          85,198            *

   Carl Siebel(17)...........................         274,638            *

   Dr. Joanne C. Smith.......................             170            *

   All Directors, Director Nominees and             3,644,833           9.8
   Executive Officers........................
   as a Group (21 persons)(18)

---------------------

*  Less than one percent.

(1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2) Based on 36,087,380 shares of Common Stock outstanding as of March 18,
    1999.

(3) The information as to Neuberger & Berman LLC and related entities ("Neuberger & Berman") is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Such statement discloses that Neuberger & Berman has the sole power to vote 1,099,800 shares, shares power to vote 1,672,900 shares and shares power to dispose of 2,785,200 shares.

(4) The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the Commission pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 1,993,132 shares and shares power to vote and dispose of 1,408 shares.

(5) Mr. Barnett shares the power to vote and dispose of 2,104 shares.

(6) Includes 14,000 shares subject to options that are exercisable within 60 days of March 18, 1999.

(7) Includes 3,000 shares subject to options that are exercisable within 60 days of March 18, 1999.

(8) Includes 78,876 shares subject to options that are exercisable within 60 days of March 18, 1999.

(9) Includes 6,000 shares subject to options that are exercisable within 60 days of March 18, 1999.

(10) Includes 8,000 shares subject to options that are exercisable within 60 days of March 18, 1999. Mr. Guthart shares the power to vote and dispose of 37,878 shares.

(11) Includes 79,752 shares subject to options that are exercisable within 60 days of March 18, 1999. Mr. Hagge shares the power to vote and dispose of 4,194 shares.

(12) Mr. Harris shares the power to vote and dispose of 770,778 shares.

(13) Includes 8,200 shares owned by Mr. LeCoque's wife and 179,210 shares subject to options that are exercisable within 60 days of March 18, 1999.

(14) Includes 166,821 shares subject to options that are exercisable within 60 days of March 18, 1999.

(15) Includes 20,000 shares owned by his children and 6,000 shares subject to options that are exercisable within 60 days of March 18, 1999. Mr. Pilz shares the power to vote 440,000 shares.

(16) Includes 64,082 shares subject to options that are exercisable within 60 days of March 18, 1999.

(17) Includes 218,724 shares subject to options that are exercisable within 60 days of March 18, 1999. Mr. Siebel shares the power to vote and dispose of 55,914 shares.

(18) Includes 1,233,650 shares subject to options that are exercisable within 60 days of March 18, 1999 and 1,330,868 shares as to which voting power is shared other than with directors and executive officers of the Company.

                            EXECUTIVE COMPENSATION

Summary Compensation Table
   The following table sets forth compensation information for the President and Chief Executive Officer and the Company's four other most highly compensated executive officers serving at the end of 1998 (the "named executive officers").

                                                            Long Term
                                                       Compensation Awards
                                                      ---------------------
                                  Annual Compensation
                                  ------------------- Securities Underlying  All Other
Name and Principal Position  Year  Salary     Bonus    Options/SARs(#)(1)   Compensation
---------------------------  ---- ------------------- --------------------- ------------
Carl A. Siebel(2)........    1998 $ 500,000 $ 300,000        60,000            $2,537(4)
 President and Chief         1997   408,500   250,000        46,000             3,863
 Executive Officer           1996   443,442   232,750        36,000             6,004

Peter Pfeiffer(2)........    1998   325,000   225,000        47,000              --
 Vice Chairman of the        1997   304,045   200,000        36,000              --
 Board                       1996   326,012   212,800        30,000              --

Stephen J. Hagge.........    1998   250,000   200,000        21,000             8,891(5)
 Executive Vice President
  and                        1997   239,167   175,000        16,000             9,079
 Chief Financial Officer,    1996   228,750   150,000        14,000             4,788
 Secretary and Treasurer

Eric S. Ruskoski.........    1998   240,000   117,600        18,000             8,239(6)
 President of Seaquist
  Closures                   1997   228,333   119,500        14,000             8,467
                             1996   209,167    79,800        14,000             4,788

Pierre Cheru(3)..........    1998   213,202   128,645        18,000             9,199(7)
 Directeur General           1997   204,854   131,816        16,000             8,811
 Of Valois S.A.              1996   222,607    50,762        16,000             3,149

---------------------

(1) Option grants reflect the two-for-one stock distribution paid on August 25, 1998.

(2) Messrs. Siebel's and Pfeiffer's compensation for 1998 and bonus for 1997 are denominated in United States dollars. Other amounts are denominated in Deutsch Marks but shown in United States dollars by translating using the average exchange rate for the respective year.

(3) Mr. Cheru's compensation is denominated in French Francs ("FRF"). Amounts denominated in FRF's but shown in United States dollars were translated using the average exchange rate for the respective year.

(4) Amount attributable to below-market interest rate on a loan to Mr. Siebel from the Company.

(5) Consists of $4,800 of Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,207 for Company-provided supplemental disability insurance, and $884 for Company-provided term life insurance.

(6) Consists of $4,800 of Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,151 for Company-provided supplemental disability insurance, and $288 for Company-provided term life insurance.

(7) Amount attributable to company contribution to deferred compensation program.

Option Grants
   The following table shows all grants in 1998 of stock options to the named executive officers. The exercise price of all such options was the fair market value on the date of grant. No SARs were granted in 1998.

                                               Individual Grants (1)(2)
                         --------------------------------------------------------------------
                                                                       Potential Realizable
                                                                      Value at Assumed Annual
                                    % of Total                         Rates of Stock Price
                         Securities  Options                          Appreciation for Option
                         Underlying Granted to  Per Share                      Term
                          Options   Employees  Exercise or Expiration -----------------------
      Name               Granted(#)  in 1998   Base Price     Date        5%         10%
      ----               ---------- ---------- ----------- ---------- -----------------------
Carl A. Siebel..........   60,000      11.2     $24.90625   1/22/08   $  939,825 $  2,381,625
Peter Pfeiffer..........   47,000       8.8      24.90625   1/22/08      736,196    1,865,606
Stephen J. Hagge........   21,000       3.9      24.90625   1/22/08      328,939      833,569
Eric S. Ruskoski........   18,000       3.4      24.90625   1/22/08      281,948      714,488
Pierre Cheru............   18,000       3.4      24.90625   1/22/08      281,948      714,488

---------------------

(1) All options become exercisable in equal one-third annual increments beginning one year from the grant date. Quantities and prices reflect the two-for-one stock distribution paid on August 25, 1998.

(2) All options listed in the table were granted on January 22, 1998 at a purchase price per share equal to $24.90625 and expire ten years after their date of grant. Based on 35,985,992 shares (restated for the stock split) of Common Stock outstanding on January 22, 1998, the closing price per share of Common Stock of $24.90625 on January 22, 1998 and a ten-year period, the potential realizable value to all stockholders at 5% and 10% assumed annual rates of stock appreciation would be approximately $563,676,000 and $1,428,419,000.

Aggregated Option Exercises and Option Values at Year-End
   The following table provides information as to options exercised and the value of options held by the named executive officers at year-end measured in terms of the closing price of the Common Stock on December 31, 1998. The Company has not granted any SARs.

                                                  Number of Securities Underlying        Value of Unexercised
                                                      Unexercised Options at            In-the-Money Options at
                                          Value        December 31, 1998 (#)             December 31, 1998 ($)
                         Shares Acquired Realized ----------------------------------   -------------------------
      Name               On Exercise (#)   ($)     Exercisable       Unexercisable     Exercisable Unexercisable
      ----               --------------- -------- ---------------   ----------------   ----------- -------------
Carl A. Siebel..........       --           --              171,390            102,668 $2,722,488    $655,140
Peter Pfeiffer..........       --           --              129,154             81,000  2,036,459     518,969
Stephen J. Hagge........       --           --               62,750             36,336    989,151     233,268
Eric S. Ruskoski........     11,582      256,252             48,748             32,002    743,677     208,792
Pierre Cheru............       --           --               62,208             34,002    960,838     230,501

Employment Agreements
   Mr. Siebel's employment agreement provides for employment through January 15, 2000 at a minimum salary (equivalent to $500,000 during 1998) and provides for a payment of three months' salary to his survivors in the event of his death while employed. A separate pension agreement provides Mr. Siebel with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 65, but reduced benefits are available after age 50. Estimated annual pension benefits upon retirement at age 65 (assuming the current salary remains constant) are equivalent to approximately $300,000. Benefits are not subject to reduction for Social Security benefits or other offset items.

   Mr. Pfeiffer's employment agreement provides for employment through April 21, 2003 at a minimum salary (equivalent to $325,000 during 1998) and provides for a payment of three months' salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of five years, unless it is terminated by the Company or Mr. Pfeiffer by written notice one year before the end of the then current contract period; however, the agreement automatically terminates on June 28, 2013. A separate pension agreement provides Mr. Pfeiffer with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $151,000. Estimated annual pension benefits upon retirement at age 60 (assuming the current salary remains constant) are equivalent to approximately $195,000. Benefits are not subject to reduction for Social Security or other offset items.

   Mr. Hagge's employment agreement provides for employment through February 1, 2000 at a minimum annual salary of $250,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Hagge would have received and, in the event of death, payment to his estate for a period of two years from the anniversary of his death of one-half of the amount he would have received. Mr. Hagge is also entitled to additional term life insurance coverage and supplemental long-term disability coverage. The agreement provides for an automatic extension as of each February 1 for one additional year unless either the Company or Mr. Hagge terminates the automatic extension provision by written notice at least 30 days prior to the automatic extension date; provided, however, that in no event shall the term extend beyond October 28, 2016.

   Mr. Ruskoski's employment agreement provides for employment through February 1, 2000 at a minimum annual salary of $240,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Ruskoski would have received and, in the event of death, payment to his estate for a period of two years from the anniversary of his death of one-half of the amount he would have received. Mr. Ruskoski is also entitled to additional term life insurance coverage and supplemental long-term disability coverage. The agreement provides for an automatic extension as of each February 1 for one additional year unless either the Company or Mr. Ruskoski terminates the automatic extension provision by written notice at least 30 days prior to the automatic extension date; provided, however, that in no event shall the term extend beyond September 12, 2012.

Pension Plan
   Substantially all U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation"; and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset items.

   Officers of the Company participating in the Pension Plan are also eligible for the Company's non-qualified supplemental retirement plan ("SERP"). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings"; and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits in the event of a change of control.

   Estimated annual benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age for Messrs. Hagge and Ruskoski are approximately $186,000 and $140,000, respectively. Messrs. Siebel, Pfeiffer and Cheru are not eligible to receive benefits under the Pension Plan but, as described above, Messrs. Siebel and Pfeiffer are entitled to certain pension benefits pursuant to their respective employment agreements. Mr. Cheru is entitled to an annual pension benefit equal to ten percent of his average salary and bonus for the most recent five years, or approximately $27,200 per year.

Compensation Committee Report on Executive Compensation

Compensation Policy
   The compensation policy is designed to support the Company's overall objective of increasing stockholder value by:

  . Attracting, motivating, and retaining key executives who are critical to the long-term success of the Company.

  . Awarding short-term incentives based upon respective unit performance and overall Company performance.

  . Aligning executive and stockholder interests through a stock-based long-term incentive program which will reward executives for increased stockholder value.

   The Compensation Committee's general policy is to qualify long-term incentive compensation of executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The total compensation program consists of three components:

Base Salary
   The salary ranges of executive officers are established in relation to competitive market data provided by outside executive compensation consultants and review of proxy statements of similar publicly-held companies in the packaging industry. Comparisons are made to positions with similar job responsibilities, positions in companies of comparable sales volume, and positions in similar companies in the same industry as AptarGroup. Two of the companies used in establishing salary ranges are included in the Value Line Packaging and Container Industry Group used in the performance graph below. Generally, salaries are established at approximately the 50th to 75th percentile of an executive's salary range. Salary ranges and salaries are reviewed annually. Generally, management performance and accomplishment of goals and objectives are weighted most important in determining base salary increases.

Short-Term Incentives
   Executives are eligible for annual cash bonuses based upon:

  . Profit growth

  . Return on capital

  . Achievement of other goals and objectives

  . General management performance

   Generally, profit growth and return on capital are weighted most important in determining annual cash bonuses. For 1998, no set bonus formula was used for Messrs. Siebel, Pfeiffer and Hagge.

Long-term Incentives
   Executives are eligible for awards of stock options and other awards under the Company's 1992 Stock Awards Plan and 1996 Stock Awards Plan. The awards to executives are made to provide an incentive for future performance to increase stockholder value. The members of the Compensation Committee administer this Plan. In 1998, the total amount of options granted was approximately 1.5% of the total stock outstanding. As reflected in the table of option grants, stock options were granted on January 22, 1998 to all of the named executive officers. Awards were determined in relation to the individual's position and responsibility. The exercise price of the options equaled the market price of the Company's Common Stock on the date of the grants.

  Chief Executive Officer Compensation
   Mr. Siebel's salary was increased 22% to $500,000 on January 1, 1998, as compensation for Mr. Siebel's performance. The Committee set the CEO's compensation slightly above the 50th percentile of the comparable salary range. His 1998 bonus of $300,000 was established based upon the increase in the Company's profitability for 1998 as compared to 1997. During 1998, Mr. Siebel was awarded an option to purchase 60,000 shares of Common Stock.

   Mr. William Harris, who retired from the Board of Directors effective May 13, 1998, was a member of the Compensation Committee during 1998 until his retirement.

                                          COMPENSATION COMMITTEE

                                          Leo Guthart, Chairman
                                          Robert Barrows
                                          Ralph Gruska

Performance Graph
   The following graph compares for fiscal years 1994 through 1998 the change in cumulative total stockholder return for the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index and the Value Line Packaging & Container Industry Group ("Peer Group"). Two companies, The West Company and Sealright Co., Inc., were deleted from the Peer Group in conjunction with Value Line's change to the relevant industry group in 1998. These comparisons assume an initial investment of $100 and the reinvestment of dividends.


                           12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                           -------- -------- -------- -------- -------- --------
AptarGroup................   100      140      183      174      276      281
Peer Group................   100       96      109      137      174      149
S&P 500...................   100      101      139      171      229      294

                             CERTAIN TRANSACTIONS

   On February 17, 1999, AptarGroup acquired the capital stock of privately held Emson Research, Inc., a Connecticut corporation ("Emson Research"), and its affiliated companies Philson, Inc., a Connecticut corporation ("Philson"), and R.P.M. Manufacturing Company, a Connecticut corporation ("RPM") (collectively, the "Emson Acquisition"), for a purchase price of approximately $122.8 million in cash and approximately $4 million in Common Stock. Emil Meshberg, who prior to the Emson Acquisition was chief executive officer of Emson Incorporated, entered into an employment agreement with AptarGroup and became an executive officer of AptarGroup immediately following the Emson Acquisition.

   The Emson Acquisition was consummated following arms-length negotiations between AptarGroup and the equityholders of Emson Research, Philson and RPM. AptarGroup acquired all of the issued and outstanding shares of capital stock of Emson Research and certain related assets for approximately $113.3 million in cash pursuant to a Stock Purchase Agreement dated as of February 16, 1999 between AptarGroup and The Meshberg Family Trust, a trust organized under the laws of the State of Connecticut (the "Trust"). The beneficiaries of the Trust principally include Mr. Meshberg and his immediate family members. AptarGroup acquired all of the issued and outstanding shares of capital stock of Philson pursuant to a Stock Purchase Agreement dated as of February 16, 1999 among AptarGroup, Mr. Meshberg and Samuel Meshberg. Mr. Meshberg and his brother, Samuel Meshberg, received approximately $3.6 million and $3.8 million in cash, respectively, upon the sale of their Philson shares. Pursuant to an Agreement of Merger dated as of February 16, 1999 among AptarGroup, Inc., R Merger Corporation, RPM, Mr. Meshberg and Ronald Meshberg, RPM was merged with and into R Merger Corporation, with R Merger Corporation surviving as a wholly-owned subsidiary of AptarGroup (the "Merger"). Upon conversion of their RPM shares in the Merger, Mr. Meshberg received 111,334 shares of Common Stock and his brother, Ronald Meshberg, received 37,037 shares of Common Stock and approximately $2.1 million in cash.

   Jacques Blanie, Executive Vice President of SeaquistPerfect Dispensing, was indebted to a subsidiary of AptarGroup. This loan was made to assist him in relocation of his residence and was repaid during 1998. The loan bore an interest rate of 6% per annum. The largest amount outstanding in local currency under this loan since January 1, 1998 was $127,000 (using the exchange rate at the date such amount was outstanding).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during 1998 and with respect to 1998 by persons who were, at any time during 1998, directors or executive officers of the Company or otherwise required to file such reports under
Section 16(a), Mr. Francesco Mascitelli filed one report late which included one transaction that had not been reported on a timely basis.

                                 ANNUAL REPORT

   The Company's annual report for the year ended December 31, 1998 is being distributed with this proxy statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

                             STOCKHOLDER PROPOSALS

   In order to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Stockholders, any stockholder proposal must be received at the Company's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by December 9, 1999. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at the 1999 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 18, 1999, who is entitled to vote at the annual meeting and who has given the Company's Secretary timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 1999 annual meeting must have been received by the Secretary on or after February 12, 1999 and on or prior to March 14, 1999. The 2000 annual meeting is expected to be held on May 10, 2000. A stockholder proposal or nomination intended to be brought before the 2000 annual meeting must be received by the Secretary on or after February 11, 2000 and on or prior to March 12, 2000.

                                 OTHER MATTERS

   PricewaterhouseCoopers LLP, who served as independent accountants for the year ended December 31, 1998, has been selected by the Board, upon the recommendation of the Audit Committee, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. It is expected that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if he should so desire, and will be available to respond to appropriate questions.

   The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and telegraph and request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of ChaseMellon Shareholder Services at an anticipated cost to the Company of $4,000 plus expenses.

By Order of the Board of Directors

                    [logo of Stephen J. Hagge appears here]

Stephen J. Hagge
Secretary

Crystal Lake, Illinois
April 7, 1999

COMMON STOCK PROXY

                               AptarGroup, Inc.
                      475 West Terra Cotta Ave., Suite E
                            Crystal Lake, IL 60014

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 Stephen J. Hagge and Ralph A. Poltermann, or either of them (each with full power of substitution), are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc. to be held on May 11, 1999, and at any adjournment thereof as specified on reverse side:

                          (continued on reverse side)

                                  Please mark
                                 your votes as
                                  indicated in
                                  this example
                                       X
                                      FOR
                                    WITHHELD
                                    FOR ALL
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. ELECTION OF DIRECTORS
King Harris, Peter Pfeiffer and
Dr. Joanne C. Smith
2. An amendment of Article Four of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from the present 45,000,000 shares to 99,000,000 shares.

3. IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
--------------------------------------------------------------------------------
--
The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR proposals 1 and 2. This proxy revokes any proxy heretofore given.

(Please fill in, sign and date this proxy and mail it in the envelope provided) Signature(s) ___________________________ Date ______________________________
IMPORTANT: Please sign exactly as your name(s) appear to the left. Joint owners should each sign personally. If you sign as agent or any other capacity, please state the capacity in which you sign.